EXHIBIT 4.1

Invesco Capital Markets, Inc.

11 Greenway Plaza

Houston, Texas 77046-1173

December 9, 2022

The Bank of New York

240 Greenwich Street – 22W

New York, New York 10286

Unit Investment Trust Dept.

Re: Invesco Unit Trusts, Municipal Series 1361

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-268645 for the above mentioned trust. We hereby consent to the use in the Registration Statement of the references to Invesco Capital Markets, Incorporated as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

INVESCO CAPITAL MARKETS, INC.

/s/ TARA BAKER

Vice President, Business Operations
and Quality Assurance